Exhibit (c)(16)
                           Project William: Hedging Considerations  Goldman Sachs & Co. LLC  September 2020  STRICTLY PRIVATE & CONFIDENTIAL  WORKING DRAFT FOR DISCUSSION

 Executive Summary  2  We have considered various alternatives to manage the risk related to William’s non-investment grade portfolioA potential Risk Share structure could involve an adjustment in the purchase price if the book valueper share falls by more than 10% between signing and closingBelow this 10% threshold (up to 20%), any incremental deterioration will reduce the purchase price 1-to-1To be tied to movement in non-IG portfolio onlyAt 20% deterioration in book value per share (or a lower strike, to be determined), negotiate an MAE that would allow the Consortium to walk away or renegotiate the transactionThe Risk Share structure provides protection for a decline in book value, and does not involve use of any derivativesNo hedging costs involvedNo basis risk between any derivative instruments and book valueConsortium bears the risk of the first 10% of deterioration, which is the same as in a transaction with no Risk Share  STRICTLY PRIVATE & CONFIDENTIAL  WORKING DRAFT FOR DISCUSSION

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Impact of Potential Risk Sharing

Based on illustrative offer of $30

All figures on a per share basis, unless noted differently

INVESTMENT BANKING DIVISION

ILLUSTRATIVE DERIVATIVE COSTS

WORKING DRAFT FOR DISCUSSION

	Current Offer	Potential Offer with Risk Share
Current Bid	$28.25 / share	$30.00 / share
Portfolio Risk Profile		 Seller offers variable share price from -10% to -20% of BV based on losses in Non-IG portfolio Negotiate MAC/MAE that allows the deal to break if -20% change in BV
Illustrative Value of Option from Seller[1]	-	**$1.20 / share:** Value of Seller Protection from -10% to -20% of BV for 4-months[1] **$3.05 / share:** Value of MAC/MAE clause[1]
Net Value	$28.25 / share	**$28.80 / share** (Only includes value of risk hedge from -10% to -20% of BV) **$25.75 / share** (Includes value of risk hedge and option value of MAC)

$42.45
$38.21
-40% -35% -30% -25% -20% -15% -10% -5% 0% 5% 10% 15% 20%
% Change in BV

Walkaway
Seller Retains Risk
$42.45
$38.21
-40% -35% -30% -25% -20% -15% -10% -5% 0% 5% 10% 15% 20%
% Change in BV

Note: This material is for discussion purposes only, and does not purport to contain a comprehensive analysis of risk/rewards of any idea or strategy herein
Source: GS Internal as of Sep 2020; William filings William VDR documents, Summary of disaster hedge costs from Warburg, William BVPS as of 31-Aug per William Supplement
[1] Illustratively based on 4-month options on S&P ETFs covering a similar % drop in portfolio value

3

Downside    Upside   Implied P/BV at Illustrative Range of Book Value  ChangesAll figures on a per share basis, unless noted differently  Source: William VDR documents, William BVPS as of 31-Aug per William Supplement                              % Change in BVPS  (25)%  (20)%  (15)%  (10)%  (5)%  Current  5%  10%  15%  20%  25 %  Implied BVPS  $ 31.84  $ 33.96  $ 36.08  $ 38.21  $ 40.33  $ 42.45  $ 44.57  $ 46.70  $ 48.82  $ 50.94  $ 53.06  Effective Purchase Price  NA  $ 25.76  $ 27.88  $ 30.00  $ 30.00  $ 30.00  $ 30.00  $ 30.00  $ 30.00  $ 30.00  $ 30.00  Implied P/BV  NA  0.76 x  0.77 x  0.79 x  0.74 x  0.71 x  0.67 x  0.64 x  0.61 x  0.59 x  0.57 x  At book value deterioration of 20% or more, negotiate an MAE allowing the Consortium to walk away or renegotiate the transaction    Seller retains riskPurchase price is reduced 1-1 with incremental book value deterioration    Consortium retains riskPurchase price remains unchanged                  STRICTLY PRIVATE & CONFIDENTIAL  WORKING DRAFT FOR DISCUSSION    Based on Illustrative Offer of $30.00  4

 Disclaimers  5  This document is confidential and has been prepared by personnel in the Investment Banking Division of one or more affiliates of The Goldman Sachs Group, Inc. ("Goldman Sachs") and is not the product of the Global Investment Research Division. It is not a research report and is not intended as such.Non-Reliance and Risk Disclosure: This material should not be construed as an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. We are not soliciting any action based on this material. It is for the general information of our clients and the terms and conditions of any transaction if between us, if any were to take place, would be subject to further discussion and negotiation between us. It does not constitute a recommendation and may not take into account the particular investment objectives, financial conditions, or needs of individual clients. Before acting on this material, you should consider whether it is suitable for your particular circumstances and, if necessary, seek professional advice. The price and value of the investments referred to in this material and the income from them may go down as well as up, and clients may realize losses on any investments. Past performance is not a guide to future performance. Future returns are not guaranteed, and a loss of original capital may occur. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, or legal advisers regarding any potential investment. This material is for the general information of our clients and is a solicitation of derivatives business generally, only for the purposes of, and to the extent it would otherwise be subject to, CFTC Regulations 1.71 and 23.605. The material is based on information that we consider reliable, but we do not represent that it is accurate, complete and/or up to date, and it should not be relied on as such and Goldman Sachs shall not be responsible for errors or omissions that may occur. We will not update or amend such information following the date it was delivered to you. Goldman Sachs shall have no liability, contingent or otherwise, to any recipient or to third parties, for the quality, accuracy, timeliness, continued availability or completeness of, or otherwise in connection with, any information provided to you.Opinions expressed are our current opinions as of the date appearing on this material only.The receipt of this document by any recipient is not to be taken as constituting the giving of financial, investment or any other advice by Goldman Sachs to that recipient, nor to constitute such person a client of Goldman Sachs. No person shall be treated as a client of Goldman Sachs, or be entitled to the protections afforded to clients of Goldman Sachs, solely by virtue of having received this document.Risk Disclosure Regarding futures, options, equity swaps, and other derivatives as well as non-investment-grade securities and ADRs: Please ensure that you have read and understood the current options disclosure document before entering into any options transactions. Current United States listed options, futures and security futures disclosure documents are available from our sales representatives or at http://www.theocc.com/components/docs/riskstoc.pdf, http://www.goldmansachs.com/disclosures/risk-disclosure-for-futures.pdf and https://www.nfa.futures.org/investors/investor- resources/files/security-futures-disclosure.pdf, respectively. Certain transactions - including those involving futures, options, equity swaps, and other derivatives as well as non-investment-grade securities - give rise to substantial risk and are not available to nor suitable for all investors. If you have any questions about whether you are eligible to enter into these transactions with Goldman Sachs, please contact your sales representative. Foreign-currency-denominated securities are subject to fluctuations in exchange rates that could have an adverse effect on the value or price of, or income derived from, the investment. In addition, investors in securities such as ADRs, the values of which are influenced by foreign currencies, effectively assume currency risk.Order Handling Practices for Listed and Over-the-Counter Derivatives: While the firm is holding your derivative (e.g. options, convertible bonds, warrants or preferred shares) order, the firm or its clients may engage in trading activity in the same or related products, including transactions in the underlying financial instruments. While such trading activity is unrelated to your order (except when engaged to hedge risk from your order), it may coincidentally impact the price of the derivative that you have bought or sold or whether your option is exercised or your order is filled.Phone Recording: Telephone conversations with Goldman Sachs personnel may be recorded and retained.Receipt of Orders: An order sent to Goldman Sachs by email or instant message is not deemed to be received by Goldman Sachs until a Goldman Sachs representative verifies the order details with a phone call to the client or acknowledges receipt of the order via email or instant message to the client. Goldman Sachs does not accept client orders sent via fax or voicemail systems.  STRICTLY PRIVATE & CONFIDENTIAL

 Disclaimers  6  Full Service Firm Disclosure: As you know, Goldman Sachs is a full service financial institution engaged, either directly or indirectly, in a broad array of activities, including trading, commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counselling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, Goldman Sachs and funds or other entities in which Goldman Sachs invests or with which Goldman Sachs co-invests may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of customers and clients. In addition, Goldman Sachs may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments referred to herein. In addition, Goldman Sachs may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.The professionals who prepared this material are paid in part based on the profitability of The Goldman Sachs Group, Inc., which includes earnings from the firm's trading, capital markets, investment banking and other business. They, along with other salespeople, traders, and other professionals may provide oral or written market commentary or trading strategies to our clients that reflect opinions that are contrary to the opinions expressed herein or the opinions expressed in research reports issued by our research departments, and our trading and investment businesses may make investment decisions that are inconsistent with the views expressed herein.In addition, the professionals who prepared this material may also produce material for, and from time to time, may advise or otherwise be part of our trading desks that trade as principal in the securities mentioned in this material.  Legal Entities Disseminating this Material: This material is disseminated in Australia by Goldman Sachs Australia Pty Ltd (ABN 21 006 797 897); in Canada by either Goldman Sachs Canada Inc. or Goldman Sachs & Co. LLC; in Hong Kong by Goldman Sachs (Asia) L.L.C. or by Goldman Sachs Asia Bank Limited, a restricted licence bank; in Japan by Goldman Sachs Japan Co., Ltd.; in the Republic of Korea by Goldman Sachs (Asia) L.L.C., Seoul Branch; in New Zealand by Goldman Sachs New Zealand Limited; in Singapore by Goldman Sachs (Singapore) Pte. (Company Number: 198602165W), by Goldman Sachs Futures Pte. Ltd (Company Number: 199004153Z) or by J.Aron & Company (Singapore) Pte (Company Number: 198902119H); in India by Goldman Sachs (India) Securities Private Limited, Mumbai Branch; in Europe by Goldman Sachs International ("GSI"), unless stated otherwise; in France by Goldman Sachs Paris Inc. et Cie and/or GSI; in Germany by GSI and/or Goldman Sachs Bank Europe SE; in the Cayman Islands by Goldman Sachs (Cayman) Trust, Limited; in Brazil by Goldman Sachs do Brasil Banco Múltiplo S.A.; and in the United States of America by Goldman Sachs & Co. LLC (which is a member of FINRA, NYSE and SIPC) and by Goldman Sachs Bank USA. You may obtain information about SIPC, including the SIPC brochure, by contacting SIPC (website: http://www.sipc.org/; phone: 202-371-8300). GSI, which is authorised by the Prudential Regulation Authority ("PRA") and regulated by the Financial Conduct Authority ("FCA") and the PRA, has approved this material in connection with its distribution in the United Kingdom and, save as noted above, the European Union. GSI, whose registered office is at Plumtree Court, 25 Shoe Lane, London EC4A 4AU, appears in the FCA's Register (Registration No.: 142888). GSI is registered as a Private Unlimited Company in England and Wales (Company Number: 2263951) and its VAT registration number is GB 447 2649 28. GSI is subject to the FCA and PRA rules and guidance, details of which can be found on the websites of the FCA and PRA at www.fca.org.uk and www.bankofengland.co.uk/pra. The FCA is located at 12 Endeavour Square, London E20 1JN, and the PRA is located at Bank of England, 20 Moorgate, London EC2R 6DA. Goldman Sachs Bank Europe SE is a credit institution incorporated in Germany and, within the Single Supervisory Mechanism established between those Member States of the European Union whose official currency is the Euro, subject to direct prudential supervision by the European Central Bank and in other respects supervised by German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufischt, BaFin) and Deutsche Bundesbank. Unless governing law permits otherwise, you must contact a Goldman Sachs entity in your home jurisdiction if you want to use our services in effecting a transaction in the securities mentioned in this material. This material is not for distribution to retail clients, as that term is defined under The European Union Markets in Financial Instruments Directive (2014/65/EU), and any investments, including derivatives, mentioned in this material will not be made available by us to any such retail client.  Not a Municipal Advisor: Except in circumstances where Goldman Sachs expressly agrees otherwise in writing, Goldman Sachs is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 15B of the Securities Exchange Act of 1934.  STRICTLY PRIVATE & CONFIDENTIAL

 Disclaimers  7  Not a Fiduciary: To the extent this material is provided to an employee benefit plan or account subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (each, a "Benefit Plan Investor"), by accepting this material such Benefit Plan Investor will be deemed to have represented, warranted and acknowledged that (1) the Benefit Plan Investor is represented by a fiduciary that is independent of Goldman Sachs and its affiliates (the "Independent Fiduciary"), (2) the Independent Fiduciary is a bank (as defined in section 202 of the Investment Advisers Act of 1940 (the "Advisers Act")) or a similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; an insurance carrier which is qualified under the laws of more than one State to perform the services of managing, acquiring or disposing of assets of a plan; an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of section 203A, is registered as an investment adviser under the laws of the State in which it maintains its principal office and place of business; a broker-dealer registered under the Securities Exchange Act of 1934; or an Independent Fiduciary that holds or has under management or control total assets of at least $50 Million; (3) the Independent Fiduciary is capable of evaluating investment risks independently, both in general and with regard to the information contained in this material; (4) the Independent Fiduciary is a fiduciary under ERISA and/or the Code with respect to, and is responsible for exercising independent judgment in evaluating, the information contained in this material; (5) neither Goldman Sachs nor its affiliates are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the information contained in this material or with respect to any Benefit Plan Investor's subsequent investment decisions; and (6) any financial interest of Goldman Sachs and its affiliates is or has been disclosed. To the extent this material is provided to any other recipient, this material is provided solely on the basis that the recipient has the capability to independently evaluate investment risk and is exercising independent judgment in evaluating investment decisions in that its investment decisions will be based on its own independent assessment of the opportunities and risks presented by a potential investment, market factors and other investment considerations.Reproduction and Re-Distribution: No part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed without our prior written consent. Notwithstanding anything herein to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives and other agents) may disclose to any and all persons the U.S. federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.Information Not for Further Dissemination: To the extent this communication contains Goldman Sachs' pricing information, such pricing information is proprietary and/or confidential and is provided solely for the internal use of the intended recipient(s). You are notified that any unauthorized use, dissemination, distribution or copying of this communication or its contents, including pricing information, in whole or in part, is strictly prohibited. Further, unless prohibited by local law, any use, review or acceptance of this information is subject to and manifests your agreement with Goldman Sachs to use such information only in accordance with the terms set forth above. Goldman Sachs has caused its proprietary information to be delivered to you in reliance upon such agreement.Disclosure for Back-testing, Simulated Results, Sensitivity/Scenario Analysis or Spreadsheet Calculator or Model: The data presented herein is solely for illustrative purposes which may include among other things back testing, simulated results and scenario analyses. The information is based upon certain factors, assumptions and historical information that Goldman Sachs may in its discretion have considered appropriate, however, Goldman Sachs provides no assurance or guarantee that this product will operate or would have operated in the past in a manner consistent with these assumptions. In the event any of the assumptions used do not prove to be true, results are likely to vary materially from the examples shown herein. Additionally, the results may not reflect material economic and market factors, such as liquidity, transaction costs and other expenses which could reduce potential return. All prices are indicative and there is no representation that any transaction can be or could have been effected at such prices.Terms of the Transaction: To understand clearly the terms and conditions of any OTC derivative transaction you may enter into, you should carefully review the Master Agreement, including any related schedules, credit support documents, addenda and exhibits. You should not enter into OTC derivative transactions unless you understand the terms of the transaction you are entering into as well as the nature and extent of your risk exposure. You should also be satisfied that the OTC derivative transaction is appropriate for you in light of your circumstances and financial condition. You may be requested to post margin or collateral to support written OTC derivatives at levels consistent with the internal policies of Goldman Sachs.Liquidity Risk: There is no public market for OTC derivative transactions and, therefore, it may be difficult or impossible to liquidate an existing position on favorable terms.Transfer Restrictions: OTC derivative transactions entered into with one or more affiliates of The Goldman Sachs Group, Inc. (Goldman Sachs) cannot be assigned or otherwise transferred without its prior written consent and, therefore, it may be impossible for you to transfer any OTC derivative transaction to a third party.  STRICTLY PRIVATE & CONFIDENTIAL

 Disclaimers  8  Conflict of Interests: Goldman Sachs may from time to time be an active participant on both sides of the market for the underlying securities, commodities, futures, options or any other derivative or instrument identical or related to those mentioned herein (together, "the Product"). Goldman Sachs at any time may have long or short positions in, or buy and sell Products (on a principal basis or otherwise) identical or related to those mentioned herein. Goldman Sachs hedging and trading activities may affect the value of the Products.Counterparty Credit Risk: Because Goldman Sachs, may be obligated to make substantial payments to you as a condition of an OTC derivative transaction, you must evaluate the credit risk of doing business with Goldman Sachs or its affiliates.Pricing and Valuation: The price of each OTC derivative transaction is individually negotiated between Goldman Sachs and each counterparty and Goldman Sachs does not represent or warrant that the prices for which it offers OTC derivative transactions are the best prices available, possibly making it difficult for you to establish what is a fair price for a particular OTC derivative transaction; The value or quoted price of the Product at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the offered Product, the price quoted by Goldman Sachs would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of the Product that Goldman Sachs will use for account statements or otherwise) could be higher or lower than the original price, and may be higher or lower than the value of the Product as determined by reference to pricing models used by Goldman Sachs. If at any time a third party dealer quotes a price to purchase the Product or otherwise values the Product, that price may be significantly different (higher or lower) than any price quoted by Goldman Sachs. Furthermore, if you sell the Product, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. Goldman Sachs may, but is not obliged to, make a market. To the extent Goldman Sachs makes a market, any price quoted for the OTC derivative transactions, Goldman Sachs may differ significantly from (i) their value determined by reference to Goldman Sachs pricing models and (ii) any price quoted by a third party. The market price of the OTC derivative transaction may be influenced by many unpredictable factors, including economic conditions, the creditworthiness of Goldman Sachs, the value of any underlyers, and certain actions taken by Goldman Sachs.Market Making, Investing and Lending: Goldman Sachs engages in market making, investing and lending businesses for its own account and the accounts of its affiliates in the same or similar instruments underlying OTC derivative transactions (including such trading as Goldman Sachs deems appropriate in its sole discretion to hedge its market risk in any OTC derivative transaction whether between Goldman Sachs and you or with third parties) and such trading may affect the value of an OTC derivative transaction.Early Termination Payments: The provisions of an OTC Derivative Transaction may allow for early termination and, in such cases, either you or Goldman Sachs may be required to make a potentiallysignificant termination payment depending upon whether the OTC Derivative Transaction is in-the-money to Goldman Sachs or you at the time of termination.Indexes: Goldman Sachs does not warrant, and takes no responsibility for, the structure, method of computation or publication of any currency exchange rates, interest rates, indexes of such rates, or credit, equity or other indexes, unless Goldman Sachs specifically advises you otherwise.Options Risk Disclosures: Options may trade at a value other than that which may be inferred from the current levels of interest rates, dividends (if applicable) and the underlier due to other factors including, but not limited to, expectations of future levels of interest rates, future levels of dividends and the volatility of the underlier at any time prior to maturity. Note: Options involve risk and are not suitable for all investors. Please ensure that you have read and understood the current options disclosure document before entering into any standardized options transactions. United States listed options disclosure documents are available from our sales representatives or at http://theocc.com/publications/risks/riskstoc.pdf. A secondary market may not be available for all options. Transaction costs may be a significant factor in option strategies calling for multiple purchases and sales of options, such as spreads. When purchasing long options an investor may lose their entire investment and when selling uncovered options the risk is potentially unlimited. Supporting documentation for any comparisons, recommendations, statistics, technical data, or other similar information will be supplied upon request.This transaction may require payments or calculations to be made by reference to a benchmark rate ("Benchmark"), which will likely soon stop being published and be replaced by an alternative rate, or will be subject to substantial reform. These changes could have unpredictable and material consequences to the value, price, cost and/or performance of this transaction in the future and create material economic mismatches if you are using this transaction for hedging or similar purposes. Goldman Sachs may also have rights to exercise discretion to determine a replacement rate for the Benchmark for this transaction, including any price or other adjustments to account for differences between the replacement rate and the Benchmark, and the replacement rate and any adjustments we select may be inconsistent with, or contrary to, your interests or positions. Other material risks related to Benchmark reform can be found at https://gs.com/disclosures/interest-rate-benchmark-transition-notice.pdf.Goldman Sachs cannot provide any assurances as to the materialization, consequences, or likely costs or expenses associated with any of the changes or risks arising from Benchmark reform, though they may be material. You are encouraged to seek independent legal, financial, tax, accounting, regulatory, or other appropriate advice on how changes to the Benchmark could impact this transaction.© 2020 Goldman Sachs. All rights reserved.  STRICTLY PRIVATE & CONFIDENTIAL